Exhibit 10.1B

February 12, 1999

CAPCO AQUISUB, INC., a Colorado corporation

Gentlemen:

Pursuant to the "due diligence" paragraph contained on page 4 (a true and correct copy attached) of the Term Sheet dated December 30, 1998 for the purchase of a controlling interest in Meteor Industries, Inc., Nevada Manhattan Group, Inc. elects to rescind the transaction.

According to the terms of the rescission, Nevada Manhattan will immediately deliver all of the Initial Shares (as defined in the Term Sheet) and accept the Consideration ($500,000).

Please make arrangements to deliver the Consideration by Monday, February 15, 1999.

A true and correct copy of this letter will also be delivered simultaneously to Meteor Industries, Inc., to the attention of Mr. Edward Nature, President.

NEVADA MANHATTAN GROUP, INC.
(formerly Nevada Manhattan Mining, Inc.)


By:
   ------------------------------
   Neil H. Lewis
   Secretary

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management slate of individuals proposed by NM to be elected as members of the NM Board after the date hereof and prior to the Option Termination Date. If at any time the aggregate number of shares of NM stock held by Stockholder and purchasable by Stockholder under the Option shall be less than Seven Million Five Hundred Thousand (7,500,00) shares, Stockholder's rights under this paragraph shall cease and terminate.

Expenses:

Each Party shall bear such Party's own costs and expenses arising out of or relating to the Transaction (including such Party's own attorneys fees and expense).

Assurances:

The Parties hereby agree to execute and deliver all documents and instruments, and take such action as my be required, in order to effectuate the terms and conditions set forth in this Term Sheet (Stockholder shall not disclose to any third party any information concerning the Transaction (or the transactions contemplated by the Other Term Sheets) without the prior written consent of NM.)

Due Diligence:

Anything to the contrary appearing in this Term Sheet notwithstanding, NM shall have the right to rescind the Transaction by no later than February 15, 1999. Upon any such recission, NM shall return all of the Shares to Stockholder, and Stockholder shall return to NM all Consideration and any other consideration received by Stockholder hereunder, and there shall be no further liability to either party,

       The terms and conditions set forth in this Term Sheet shall be binding and enforceable among the Parties. This Term Sheet and all transactions and disputes arising out of or related hereto shall be governed by the laws of California. The Parties contemplate that the Transaction will be consummated in accordance with the terms of this Term Sheet, and that this Term Sheet will be amended and restated in its entirety in definitive documents by February 15, 1999, and the Parties agree to negotiate in good faith such definitive documents, which will contain customary representations, warranties, covenants and conditions as reasonably required by NM, The definitive documents shall include, without limitation, a pledge agreement providing for a pledge of the Shares by NM to the Stockholder securing NM's obligations to pay the Consideration and interest thereon, which pledge agreement shall provide, among other things, that (i) the Shares pledged thereunder shall be held by a pledge agent reasonably acceptable to the parties hereto, and (ii) a ratable portion of the number of Shares pledged thereunder shall be released from such pledge upon payment of each installment of Consideration (together with interest thereon). In the event that final definitive documents either are not executed or not agreed upon between the Parties, then it is expressly understood and agreed that this Term Sheet shall be in lieu of any such definitive documents and shall be enforceable in accordance with the terms and conditions contained herein, and each Party

     4

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